Exhibit 21.0
Company Subsidiary Report

Company Name	Jurisdiction
Invesco Advisers, Inc.	USA
Invesco Capital Management LLC	USA
Invesco Great Wall Fund Management Company Limited	China
Invesco Group Services, Inc.	USA
Invesco Holding Company (US), Inc.	USA
Invesco Holding Company Limited	United Kingdom
Invesco Ltd.	Bermuda
Invesco UK Limited	United Kingdom
Intelliflo Advisers Inc.	USA
Invesco Asset Management (Bermuda) Ltd.	Bermuda
Invesco Asset Management (Japan) Limited	Japan
Invesco Asset Management Deutschland GmbH	Germany
Invesco Asset Management Limited	United Kingdom
Invesco Asset Management Pacific Limited	China
Invesco Canada Ltd./Invesco Canada Ltée	Canada
Invesco Capital Markets, Inc.	USA
Invesco Distributors, Inc.	USA
Invesco Far East Limited	United Kingdom
Invesco Finance PLC	United Kingdom
Invesco Fund Managers Limited	United Kingdom
Invesco Global Real Estate Asia Pacific Inc.	USA
Invesco Hong Kong Limited	China
Invesco International Holdings Limited	United Kingdom
Invesco Investment Management Limited	Ireland
Invesco Investment Services, Inc.	USA
Invesco Investments (Bermuda) Ltd.	Bermuda
Invesco OFI Global Asset Management LLC	USA
Invesco Pacific Group Limited	United Kingdom
Invesco Pension Limited	United Kingdom
Invesco Private Capital, Inc.	USA
Invesco Realty, Inc.	USA
Invesco Senior Secured Management, Inc.	USA
Oppenheimer Acquisition Corp	USA
OppenheimerFunds, Inc.	USA
Source Holdings Limited	Cayman Islands
W.L. Ross & Co., LLC	USA